CHINA AGRITECH, INC.

2008 EQUITY INCENTIVE PLAN

1.
Purposes.  The purposes of this Plan are to promote the success of the Company’s business, advance the interests of the Company, attract and retain the best available personnel for positions of substantial responsibility, and provide additional incentive to Employees, Directors and Consultants.  The Plan permits the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Share-Based Awards as the Administrator may determine.  Capitalized terms used herein shall have the meanings given to such terms in Section 23.

2.
Stock Subject to the Plan.  Subject to adjustment as provided in Section 12, a maximum of three million six hundred thousand (3,600,000) Shares will be available for issuance under the Plan.  The Shares may be authorized but unissued, or reacquired Common Stock.

If an Award granted under the Plan lapses, is forfeited, terminated or canceled, or expires or becomes unexercisable without having been exercised in full, the unpurchased, forfeited or unissued Shares which were subject to the Award will become available for future grant or sale under the Plan (unless the Plan has terminated).  Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for grant or sale under the Plan.  With respect to SARs, only Shares actually issued pursuant to a SAR will cease to be available for future grant or sale under the Plan (unless the Plan has terminated).  Forfeited Restricted Stock will revert to the Company and will not be available for grant under the Plan.  Shares related to forfeited RSUs will become available for grant under the Plan.  Except with respect to issued Shares, Shares withheld by the Company to pay the exercise price of an Award or to satisfy tax withholding obligations with respect to an Award will become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan.

The Company, during the term of this Plan, will at all time reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

3.	Administration of the Plan.

a.
Administration.  The Board will act as Plan Administrator or will appoint a Committee consistent with Applicable Laws to act as Administrator.  If and so long as the Shares are registered under Section 12(b) or 12(g) of the Exchange Act, the Board will consider in selecting the membership of any Committee acting as Administrator the requirements regarding (1) “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act; (2) “independent directors” as described in the listing requirements for any stock exchange on which Shares are listed; and (3) Section 14.b.i. of the Plan if the Company pays salaries for which it claims on its U.S. tax returns deductions that are subject to the Code section 162(m) limitation.  The Board will determine any Committee member’s term and may remove a Committee member at any time.

b.
Powers of the Administrator.  Subject to the provisions of the Plan and the approval of any relevant authorities, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

i.	to determine the Fair Market Value;

ii.	to select the Service Providers to whom Awards may be granted;

iii.	to determine the types of Awards to each Participant;

iv.	to determine the number of Shares to be covered by each Award;

v.	to approve forms of agreement for use under the Plan;

vi.
to determine the terms and conditions of each Award, including without limitation, the exercise price, amount, the exercise period, vesting conditions, any vesting acceleration, any waiver of forfeiture restrictions, and any other restriction, condition, or limitation regarding any Award or its related Shares;

vii.	to construe and interpret the terms of the Plan and Awards and resolve any disputes regarding Plan and Award provisions;

viii.	to prescribe, amend, rescind or waive rules and regulations relating to the Plan;

ix.	to modify or amend each Award to the extent any modification or amendment is consistent with the terms of the Plan;

x.	to allow Participants to satisfy withholding tax obligations as permitted by Section 13;

xi.	to authorize any person to execute on behalf of the Company any instruments required to effect the grant of an Award previously granted by the Administrator;

xii.	to delay issuance of Shares or suspend a Participant’s right to exercise an Award as deemed necessary to comply with Applicable Laws;

xiii.	to determine any issues necessary or advisable for administering the Plan; and

xiv.	to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

c.
Effect of Administrator’s Decision.  Any act or decision of the Administrator will be binding and conclusive on the Company, all Participants, anyone holding an Award, and any person claiming under or through any Participant.

4.
Eligibility.  ISOs may be granted only to Employees who may be subject to U.S. tax.  All other Awards may be granted to Service Providers.  Service Providers may include prospective Employees or Consultants to whom Awards are granted in connection with written offers of employment or engagement of services, respectively, with the Company; provided that no Award granted to a prospective Employee or Consultant may be exercised or purchased prior to the commencement of employment or services with the Company.

5.	Stock Options.

a.
Grant of Options.  The Administrator may grant Options in such amounts as it will determine from time to time.  The Administrator may grant NSOs, ISOs, or any combination of the two.  ISOs will be granted in accordance with Section 14.a. of the Plan.  NSOs granted to U.S. taxpayers will be granted in accordance with Section 14.c. of the Plan.

b.
Option Award Agreement.  Each Option will be evidenced by an Award Agreement that will specify the type of Option granted, the exercise price, the number of Shares to which the Option pertains, vesting conditions, the exercise period, restrictions on transferability, and any other terms and conditions specified by the Administrator (which need not be identical among Participants).  If the Award Agreement does not specify that the Option is to be treated as an ISO, the Option will be a NSO.

c.
Exercise Price.  The exercise price per share with respect to each Option will be determined by the Administrator provided that the exercise price per share cannot be less than the Fair Market Value of a Share on the Grant Date.

d.
Exercisability.  An Option may be exercised at such time as the Option vests.  No Option will be exercisable after the expiration of ten (10) years from the Grant Date, provided that if an exercise would violate applicable securities laws, the Option will be exercisable no more than thirty (30) days after the exercise of the Option first would no longer violate applicable securities laws.  Subject to the terms of the Plan, Options may be exercised at such times, and in such amount and subject to such restrictions as will be determined by the Administrator, in its discretion.

e.
Vesting Conditions.  The Administrator shall establish and set forth in the Award Agreement the times, installments or conditions upon which the Options shall vest and become exercisable, which may include, among other things, the achievement of Company-wide, business unit, and individual goals (including, but not limited to continued employment or service).

f.
Modification of Option Awards.  The Administrator may accelerate the exercisability of any Option or a portion of any Option.  The Administrator may extend the period for exercise provided the exercise period is not extended beyond the earlier of the original term of the Option or ten (10) years from the original Grant Date.

g.
Exercise of Option.  An Option is exercised when the Company receives: (1) notice of exercise (in such form as the Administrator will specify from time to time) from the person entitled to exercise the Option, and (2) full payment for the Shares with respect to which the Option is exercised (together with all applicable withholding taxes).  An Option may not be exercised for a fraction of a Share.  Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

h.
Payment.  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan (together with all applicable withholding taxes).  Such consideration may consist entirely of:

i.	cash;

ii.	check;

iii.	to the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, a promissory note;

iv.	other Shares, provided the Shares have a Fair Market Value on the date of exercise of the Option equal to the aggregate exercise price for the Shares being purchased;

v.
to the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, in accordance with any broker-assisted cashless exercise procedures approved by the Company and as in effect from time to time;

vi.
by requesting the Company to withhold such number of Shares then issuable upon exercise of the Option that have an aggregate Fair Market Value equal to the exercise price for the Option being exercised;

vii.	any combination of the foregoing; or

viii.	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

i.
Shares Issued Upon Exercise.  The Company will issue (or cause to be issued) Shares promptly after the Option is exercised.  Shares issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.

j.	Termination and Forfeiture of Options.

i.
Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, such Participant may exercise his or her Option within three (3) months of termination, or such other period of time as specified in the Award Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement).  Unless the Administrator provides otherwise, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

ii.
Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within twelve (12) months of termination, or such longer period of time as specified in the Award Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  Unless the Administrator provides otherwise, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

iii.
Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised within twelve (12) months following Participant’s death, or such longer period of time as specified in the Award Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

iv.
Expiration of Option Term.  Subject to the provisions of section 5.d, if the Option is not exercised prior to the expiration of the term of such Option as set forth in the Award Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

6.	Stock Appreciation Rights.

a.	Grant of SARs. The Administrator may grant SARs in such amounts as it will determine from time to time. SARs granted to U.S. taxpayers will be granted in accordance with Section 14.c. of the Plan.

b.
SAR Award Agreement.  Each SAR will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares underlying the SAR grant, vesting conditions, the exercise period, restrictions on transferability, and such other terms and conditions specified by the Administrator (which need not be identical among Participants).

c.
Exercise Price.  The exercise price per share with respect to each SAR will be determined by the Administrator provided that the exercise price per share cannot be less than the Fair Market Value of a Share on the Grant Date.

d.
Exercisability.  A SAR may be exercised at such time as the SAR vests.  No SAR will be exercisable after the expiration of ten (10) years from the Grant Date, provided that if an exercise would violate applicable securities laws, the SAR will be exercisable no more than thirty (30) days after the exercise of the SAR first would no longer violate applicable securities laws.  Subject to the terms of the Plan, SARs may be exercised at such times, and in such amount and subject to such restrictions as will be determined by the Administrator, in its discretion.

e.
Vesting Conditions.  The Administrator shall establish and set forth in the Award Agreement the times, installments or conditions upon which the SARs shall vest and become exercisable, which may include the achievement of Company-wide, business unit, and individual goals (including, but not limited to continued employment or service).

f.
Modification of SAR Awards.  The Administrator may accelerate the exercisability of any SAR or a portion of any SAR.  The Administrator may extend the period for exercise provided the exercise period is not extended beyond the earlier of the original term of the SAR or 10 years from the original Grant Date.

g.
Exercise of SAR.  Upon exercise of a vested SAR, a Participant will be entitled to receive payment from the Company in an amount no greater than (1) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (2) the number of Shares with respect to which the SAR is exercised.

h.	Settlement. An Award Agreement may provide that the amount payable upon the exercise of a SAR may consist of cash, Shares of equivalent value, or a combination thereof.

i.
If paid in Shares, the Company will issue (or cause to be issued) Shares promptly after the SAR is exercised.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the SAR.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.

ii.
If paid in cash, the Company will pay the participant promptly after the SAR is exercised but in no event later than the 15th day of the third month following the end of the year in which the SAR is exercised.

i.
Forfeiture of SARs.  All unexercised SARs will be forfeited to the Company in accordance with the terms and conditions set forth in the Award Agreement and again will become available for grant under the Plan.

7.	Restricted Stock and Restricted Stock Units.

a.	Grant. The Administrator may grant Restricted Stock or RSUs in such amounts and form as it will determine from time to time.

b.
Award Agreement.  Each Award of Restricted Stock or RSUs will be evidenced by an Award Agreement that will specify the number and form, vesting conditions, the Period of Restriction, purchase price (if any), method of payment, restrictions on transferability, repurchase rights, and such other terms and conditions specified by the Administrator (which need not be identical among Participants).

c.
Vesting Conditions.  The Administrator may impose vesting conditions on awards of Restricted Stock or RSUs which may include, among other things, the achievement of Company-wide, business unit, and individual goals (including, but not limited to continued employment or service).  Unless the Administrator determines otherwise, Restricted Stock will be held in escrow by the Company until the restrictions on such Shares have lapsed.

d.
Modification of Restricted Stock  or RSUs.  The Administrator may accelerate or waive the time at which vesting conditions and other restrictions lapse and provide for a complete or partial exception to an employment or service restriction.

e.
Rights During the Restriction Period.  During the Period of Restriction, Service Providers who have been granted Restricted Stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid with respect to those Shares, unless otherwise provided in the Award Agreement.  Any such dividends or distributions paid in Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.  Service Providers who have been granted RSU’s do not have any voting rights with respect to those RSUs and are not entitled to receive any dividends and other distributions paid with respect to those RSUs. Restricted Stock and RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

f.
Removal of Restrictions.  All restrictions imposed on Restricted Stock and RSUs will lapse and the Period of Restriction will end upon the satisfaction of the vesting conditions imposed by the Administrator at which time:

i.
vested Restricted Stock, if held in escrow, will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine, but in no event later than the 15th day of the third month following the end of the year in which vesting occurred, or

ii.	vested RSUs will be paid in Shares at the time provided for in the Award Agreement, but in no event later than the 15th day of the third month following the end of the year in which vesting occurred.

g.	Forfeiture. All unvested Restricted Stock and RSUs for which restrictions have not lapsed will be forfeited to the Company on the date set forth in the Award Agreement.

8.
Other Share-Based Awards.  The Administrator may grant Other Share-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares as may be deemed by the Administrator to be consistent with the purposes of the Plan.  Other Share-Based Awards may include, without limitation, (a) Shares awarded purely as a bonus and not subject to any restrictions or conditions, (b) grants in lieu of cash compensation, (c) other rights convertible or exchangeable into Shares, and (d) awards valued by reference to the value of Shares or the value of securities of or the performance of specified Subsidiaries.  The Administrator will have the authority to determine the time or times at which Other Share-Based Awards will be granted, the number of Shares or stock units and the like to be granted or covered pursuant to an Award, and all other terms and conditions of an Award, including, but not limited to, the vesting period (if any), purchase price (if any), and whether such Awards will be payable or paid in cash, Shares or otherwise.  Each Other Share-Based Award will be evidenced by an Award Agreement.

9.
Cash Settlement.  The Administrator, in its sole discretion, may choose to settle any Award, in whole or in part, granted under the Plan in cash in lieu of Shares.  The value of such Award on the date of distribution will be determined in the same manner as the Fair Market Value of Shares on the Grant Date of an Option.

10.
Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise or as required by Applicable Laws, vesting of Awards will be suspended during any unpaid leave of absence. A Service Provider will not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary.

11.
Transferability of Awards.  An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and Options and SARs may be exercised, during the lifetime of the Participant, only by the Participant or the Participant’s legal representative.

12.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

a.
Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary cash dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Committee, the Committee will equitably adjust (i) the number and kind of shares authorized for issuance under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price of Options and SARs, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

b.
Dissolution or Liquidation.  In the event of the dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the dissolution or liquidation.

c.
Change in Control.  In the event of a Change in Control, any or all outstanding Awards may be assumed by the successor corporation, which assumption shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to vesting requirements and repurchase restrictions no less favorable to the Participants than those in effect prior to the Change in Control.

In the event that the successor corporation does not agree to assume or provide a substitute for the Award, unless the Administrator provides otherwise, the Participants will fully vest in and have the right to exercise all of their outstanding Options, including Shares as to which such Awards would not otherwise be vested or exercisable, and all restrictions on Restricted Stock and Restricted Stock Units will lapse.  The Administrator will notify the Participants in writing or electronically that the Option or SAR will be exercisable for a period of time prior to the Change in Control determined by the Administrator in its sole discretion, and the Option or SAR will terminate upon the expiration of such period.

For the purposes of this section, an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the  exercise of an Option or SAR or upon the payout of a Restricted Stock Unit, for each Share subject to such Award (or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this section to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

13.	Withholding.

a.
Withholding Requirements.  The Company may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local, foreign law or other Applicable Laws to withhold with respect to the grant, vesting or exercise of an Award; provided, however, that the Company will not withhold any amounts in excess of the Participant’s minimum statutory withholding requirements (“tax withholding obligations”).   The Company shall not be required to issue any shares of Common Stock under the Plan until such tax withholding obligations are satisfied.

b.
Withholding Arrangements.  The Administrator may permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (i) paying cash to the Company, (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations, (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations, or (v) any other method permitted or required by Applicable Law.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

c.	Other Withholdings. The Company may withhold such other amounts above and beyond the tax withholdings obligations as may be permitted or required by Applicable Laws.

14.	Provisions Applicable In the Event the Company or the Service Provider is Subject to U.S. Taxation.

a.
Grant of Incentive Stock Options. The Administrator may grant ISOs to Employees that may be subject to U.S. taxation.  Section 5 of this Plan and the following terms apply to all grants that are intended to qualify as ISO Awards:

i.
Maximum Amount.  Subject to adjustment as provided in Section 12, to the extent consistent with Code section 422, not more than an aggregate of three million six-hundred thousand (3,600,000) Shares may be issued pursuant to the exercise of ISOs granted under the Plan.

ii.	Eligibility. Only Employees of the Company or an Affiliate will be eligible for the grant of ISOs.

iii.
Continuous Employment.  The Optionee must remain in the continuous employ of the Company or the Affiliate from the ISO Grant Date to the date that is three months prior to exercise.  Service will be treated as continuous during a leave of absence approved by the Employer that does not exceed three (3) months.  A leave of absence approved by the Employer  may exceed three (3) months if reemployment upon expiration of such leave is guaranteed by statute or contract.  An Option exercised more than three (3) months after termination of employment will be treated as a NSO.

iv.	Award Agreement.

(1)	The Administrator will designate Options granted as ISOs in the Award Agreement.

(2)	The Award Agreement will specify the term of the ISO. The term will not exceed ten (10) years from the Grant Date or five (5) years from the Grant Date for Ten Percent Owners.

(3)
The Award Agreement will specify an exercise price of not less than the Fair Market Value per Share on the Grant Date or, for Ten Percent Owners, one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date.

v.
Limitation on ISOs.  To the extent that the aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company or any Affiliate) exceeds one hundred thousand dollars ($100,000), Options will not qualify as ISOs and will be treated as NSOs.  For purposes of this section, ISOs will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the Grant Date.

vi.
Notice Required Upon Disqualifying Dispositions.  The Optionee must notify the Company in writing within thirty (30) days after any disposition of Shares acquired pursuant to the exercise of an ISO within two years from the Grant Date or one year from the exercise date.  The Optionee must also provide the Company with all information that the Company reasonably requests in connection with determining the amount and character of Optionee’s income, the Company’s deduction, and the Company’s obligation to withhold taxes or other amounts incurred by reason of a disqualifying disposition.

b.	Performance-Based Compensation. The Administrator may impose the following conditions on any Award under this Plan to any Service Provider:

i.
Outside Directors.  Awards that the Administrator intends to qualify as “performance-based compensation” must be (1) granted by a committee of the Board comprised solely of two or more “outside directors” within the meaning of Code section 162(m) and (2) administered in a manner that will enable such Awards to qualify as “performance-based compensation” within the meaning of Code section 162(m).

ii.
Maximum Amount.  In any calendar year, no eligible Employee may receive (1) with respect to Awards denominated in Shares, Awards covering more than three million six-hundred thousand (3,600,000)  Shares (adjusted in accordance with Section 12), or (2) with respect to Awards denominated in cash, Awards with a Fair Market Value exceeding that of three million six-hundred thousand (3,600,000) Shares determined as of the Grant Date.

iii.
Performance Criteria.  The performance goal applicable to any Award (other than an Option or SAR) that is intended to qualify as performance-based compensation must be established in writing prior to the beginning of the Performance Period or at a later time as permitted by Code section 162(m) and may be based on any one or more of the following performance measures that apply to the individual, a business unit, or the Company as a whole:

(1)	increased revenue;

(2)	net income measures (including but not limited to income after capital costs and income before or after taxes);

(3)	stock price measures (including but not limited to growth measures and total stockholder return);

(4)	market share;

(5)	earnings per Share (actual or targeted growth);

(6)	earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

(7)	cash flow measures (including but not limited to net cash flow and net cash flow before financing activities);

(8)
return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(9)	operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency);

(10)	expense measures (including but not limited to overhead cost and general and administrative expense);

(11)	margins;

(12)	stockholder value;

(13)	total stockholder return;

(14)	proceeds from dispositions;

(15)	production volumes;

(16)	total market value; and

(17)	corporate values measures (including but not limited to ethics compliance, environmental, and safety).

iv.
The terms of the performance goal applicable to any Award that is intended to qualify as performance-based compensation must preclude discretion to increase the amount of compensation that would otherwise be due upon attainment of the goal.

v.
Following the completion of the Performance Period, the outside directors described in Section 14.b.i. above must certify in writing whether the applicable performance goals have been achieved for such Performance Period.  In determining the amount earned, the Administrator will have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

c.	Stock Options and SARs.

i.	Eligibility. Section 5 of this Plan and the following terms apply to all grants of NSOs and SARs to Service Providers that are subject to U.S. taxation.

ii.	Administration.

(1)
The Administrator may not modify or amend the Options or SARs to the extent that the modification or amendment adds a feature allowing for additional deferral within the meaning of Code section 409A, and

(2)	any adjustment pursuant to Section 12 will be done in a manner consistent with Code section 409A and Treasury Regulations section 1.409A-1 et seq.

(3)
The Company intends that no payments under this Plan will be subject to the tax imposed by Code section 409A.  The Administrator will interpret and administer the Plan in a manner that avoids the imposition of any increase in tax under Code section 409A(a)(1)(B), and any ambiguities herein will be interpreted to satisfy the requirements of Code section 409A or any exemption thereto.

15.
No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon any Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will either interfere in any way with the Participant’s right or the Company’s or Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.
Effective Date.  The Plan’s effective date is the date on which it is adopted by the Board, so long as it is approved by the Company’s stockholders at any time within 12 months of such adoption.  Upon approval of the Plan by the stockholders of the Company, all Awards issued pursuant to the Plan on or after the Effective Date will be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date.  If the stockholders fail to approve the Plan within one year before or after the Effective Date, any Awards granted hereunder prior to stockholder approval will be null and void and of no effect.

17.
Term of Plan.  The Plan will terminate 10 years following the earlier of (i) the date it was adopted by the Board or (ii) the date it became effective upon approval by stockholders of the Company, unless sooner terminated by the Board pursuant to Section 18.

18.	Amendment and Termination of the Plan.

a.	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

b.	Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

c.
Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator's ability to exercise its powers with respect to Awards granted under the Plan prior to the Plan termination date.  After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

19.	Conditions Upon Issuance of Shares.

a.
Legal Compliance.  The Administrator may delay or suspend the issuance and delivery of Shares, suspend the exercise of Options or SARs, or suspend the Plan as necessary to comply with Applicable Laws.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

b.
Investment Representations.  The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.  As a condition to the exercise of an Award or the issuance of Shares, the Company may require the individual exercising such Award or receiving Shares to represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

c.
Certificates.  To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

20.
Inability to Obtain Authority.  If the Company is unable to obtain required authority from any regulatory body in order to lawfully issue or sell Shares pursuant to this Plan, all rights with respect to such Shares will be void and the Company will have no liability with respect to the failure to issue or sell such Shares.

21.
Repricing Prohibited; Exchange and Buyout of Awards.  The repricing of Options or SARs is prohibited without prior stockholder approval.  The Administrator may authorize the Company, with prior stockholder approval and the consent of the respective Participants, to issue new Option or SAR Awards in exchange for the surrender and cancellation of any or all outstanding Awards.  The Administrator may repurchase Options with payment in cash, Shares or other consideration at any time pursuant to terms that are mutually agreeable to the Company and the Participant.

22.
Governing Law.  The Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards will be construed, administered, and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflicts or choice of law principles.

23.	Definitions. The following definitions apply to capitalized terms in the Plan:

“Administrator” means the Board or Committee that administers the Plan pursuant to Section 3.

“Affiliate” means any “parent corporation” or “subsidiary corporation,” as such terms are defined in Code sections 424(e) and 424(f).

“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction (i) where Awards are, or will be, granted under the Plan, or (ii) would otherwise have jurisdiction over the Plan.

“Award” means an Option, a SAR, a share of Restricted Stock, a RSU, or an Other Share-Based Award granted pursuant to the terms of the Plan.

“Award Agreement” means the written agreement governing Plan Awards.  The Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events:

(i)           Any “person” (as such term is used in sections13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; provided however, that for purposes of this subsection, (A) any acquisition of securities directly from the Company shall not constitute a Change in Control and (B) any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board shall not constitute a Change in Control;

(ii)           The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)           The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation or the Company’s name, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference in the Plan to a section of the Code will be a reference to any successor or amended section of the Code.

“Committee” means the compensation committee, if any, or such similar or successor Committee appointed by the Board.  If the Board has not appointed a Committee, the Board will function in the place of the Committee.

“Company” means China Agritech, Inc., a Delaware corporation, or its successor.

“Consultant” means any person, including an advisor, if: (1) the consultant or adviser is a natural person; (2) the consultant or adviser renders bona fide services to the Company or any Subsidiary; and (3) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Director” means a member of the Board.

“Disability” generally means total and permanent disability as determined by the Administrator in its discretion in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time, but “Disability,” for purposes of an ISO, means total and permanent disability as defined in Code section 22(e)(3).

“Employee” means any person employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment.”

“Employer” means the entity that employs the Employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of Shares determined as follows:

(i)           If the Shares are listed on any established stock exchange or a national market system, including without limitation any division or subdivision of the NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(ii)           If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, including without limitation quotation through the Over-The-Counter Bulletin Board quotation service administered by the Financial Industry Regulatory Authority, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)           In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Administrator, and to the extent Section 13.a applies (a) with respect to ISOs, the Fair Market Value will be determined in a manner consistent with Code section 422 or (b) with respect to NSOs or SARs, the Fair Market Value will be determined in a manner consistent with Code section 409A.

“Fiscal Year” means the fiscal year of the Company.

“Grant Date” means the date on which the Administrator grants an Award, or such other later date as is determined by the Administrator, provided that the Administrator cannot grant an Award prior to the date the material terms of the Award are established.  The Administrator may not grant an Award with a Grant Date that is effective prior to the date the Administrator takes action to approve such Award.

“Incentive Stock Option” or “ISO” means an Option intended to qualify as an incentive stock option within the meaning of Code section 422 and its regulations.

“Independent Directors” means (i) a Director who does not have a financial interest in the decision of the Board, and (ii) if the Company is currently listed on a national securities exchange, a Director who meets the definition of “independent director” (or analogous term) for such national securities exchange.

“Nonstatutory Stock Option” or “NSO” means an Option that by is not intended to qualify as an ISO.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and its rules and regulations.

“Option” means a stock option granted pursuant to the Plan.

“Optionee” means the holder of an Option granted pursuant to the Plan.

“Other Share-Based Awards” will mean awards of Shares or other rights in accordance with Section 8.

“Participant” means the holder of an Award granted pursuant to the Plan.

“Performance Period” means one or more time periods, which may be of varying and overlapping durations, over which the attainment of the performance goals or other vesting conditions will be measured for the purpose of determining a Participant’s right to payment.

“Period of Restriction” means the period during which Restricted Stock and RSUs  are subject to forfeiture or restrictions on transfer pursuant to Section 7.

“Plan” means this 2008 Equity Incentive Plan.

“Related Entity” means the corporation or other entity, other than the Company, to which the Service Provider provides services on the Grant Date, and any corporation or other entity, other than the Company, in an unbroken chain of corporations or other entities beginning with the Company in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, and ending with the corporation or other entity that has a controlling interest in the corporation or other entity to which the Service Provider provides services on the Grant Date.  For a corporation, a controlling interest means ownership of stock possessing at least fifty (50%) percent of total combined voting power of all classes of stock, or at least fifty (50%) percent of the total value of all classes of stock.  For a partnership or limited liability company, a controlling interest means ownership of at least fifty (50%) percent of the profits interest or capital interest of the entity.  In determining ownership, the rules of Treasury Regulation sections 1.414(c)-3 and 1.414(c)-4 apply.

“Restricted Stock” means Shares awarded to a Participant that are subject to forfeiture and restrictions on transferability in accordance with Section 7.

“Restricted Stock Unit” or “RSU” means the right to receive one Share at the end of a specified period of time that is subject to forfeiture in accordance with Section 7 of the Plan.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Service Provider” means an Employee, Director or Consultant.

“Share” means a share of Company common stock, as adjusted in accordance with Section 12.

“Stock Appreciation Right” or “SAR” means the right to receive payment from the Company in an amount no greater than the excess of the Fair Market Value of a Share at the date the SAR is exercised over a specified price fixed by the Administrator in the Award Agreement that is not less than the Fair Market Value of a Share on the Grant Date.

“Subsidiary” means a “subsidiary corporation” as defined in Code section 424(f).

“Ten Percent Owner” means any Service Provider who is, on the Grant Date of an ISO, the owner of more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate (determined with application of ownership attribution rules of Code section 424(d)).

Adopted by the Board of Directors on December 19, 2008